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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

CBI Holdings Corporation, incorporated under the laws of the state of Maryland (a 100% owned subsidiary of Century Bancshares, Inc.)

Century National Bank, incorporated under the laws of the United States (a 100% owned subsidiary of Century Bancshares, Inc.)

Century Capital Trust I, a Delaware corporation (a 100% owned subsidiary of Century Bancshares, Inc.)

Century Insurance Agency, LLC, a Virginia limited liability corporation (a 100% owned subsidiary of Century National Bank)